Exhibit 10.6

OMNIBUS AGREEMENT

This Omnibus Agreement (this “Agreement”) is entered into on, and effective as of, the Closing Date among PennTex Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), PennTex Midstream Partners, LLC, a Delaware limited liability company (“Parent”), PennTex North Louisiana, LLC, a Delaware limited liability company (“PennTex JV”), and PennTex Midstream GP, LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “General Partner”). The above-named entities are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to the granting of certain licenses between the Parties.

2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to the Partnership’s right of first offer with respect to the Parent ROFO Asset (as defined herein).

3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the Partnership’s right of first offer with respect to the PennTex JV Sale Assets (as defined herein).

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” is defined in the Partnership Agreement.

“Agreement” is defined in the preamble to this Agreement.

“AMI and Exclusivity Agreement” means the Area of Mutual Interest and Midstream Exclusivity Agreement, effective as of March 17, 2014, by and among PennTex NLA Holdings, LLC, a Delaware limited liability company, MRD WHR LA Midstream LLC, a Delaware limited liability company, WildHorse Resources, LLC, a Delaware limited liability company, and PennTex JV, as the same may be further amended, supplemented or restated from time to time.

“Area of Mutual Interest” has the meaning set forth in the AMI and Exclusivity Agreement.

“Closing Date” means [•], 2015.

“Confidential Information” means any proprietary or confidential information that is competitively sensitive material or otherwise of value to a Party or its Affiliates and not generally known to the public, including trade secrets, scientific or technical information, design, invention, process, procedure, formula, improvements, product planning information, marketing strategies, financial information, information regarding operations, consumer and/or customer relationships, consumer and/or customer identities and profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Party or its Affiliates and the consumers, customers, clients and suppliers of any of the foregoing. Confidential Information includes such information as may be contained in or embodied by documents, substances, engineering and laboratory notebooks, reports, data, specifications, computer source code and object code, flow charts, databases, drawings, pilot plants or demonstration or operating facilities, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation (including data in computer or other digital format) of the foregoing; provided, however, that Confidential Information does not include information that a receiving Party can show (A) has been published or has otherwise become available to the general public as part of the public domain without breach of this Agreement, (B) has been furnished or made known to the receiving Party without any obligation to keep it confidential by a third party under circumstances which are not known to the receiving Party to involve a breach of the third party’s obligations to a Party or (C) was developed independently of information furnished or made available to the receiving Party as contemplated under this Agreement.

“Conflicts Committee” is defined in the Partnership Agreement.

“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons and inert and noncombustible gases that are extracted from the subsurface of the earth.

“General Partner” is defined in the preamble to this Agreement.

“Governmental Authority” means any federal, state, tribal, foreign or local governmental entity, authority, department, court or agency, including any political subdivision thereof, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, and including any arbitrating body, commission or quasi-governmental authority or self-regulating organization of competent authority exercising or enlisted to exercise similar power or authority.

“Group Member” is defined in the Partnership Agreement.

“Hydrocarbon” means, collectively, crude oil, Gas, coal seam gas, casinghead gas, distillate, liquid hydrocarbons, all products and byproducts refined, separated, fractionated, settled and dehydrated therefrom and all products and byproducts refined therefrom, including, without limitation, kerosene, natural gas liquids (including ethane, propane, isobutane, normal butane and natural gasoline), liquefied petroleum gas, refined petroleum products, refined lubricating oils, diesel fuel, drip gasoline, helium, sulfur, geothermal steam and carbon dioxide.

“License” is defined in Section 2.1.

“Limited Partner” is defined in the Partnership Agreement.

“Marks” is defined in Section 2.1.

“Parent” is defined in the preamble to this Agreement.

“Parent Entities” means Parent and any Person controlled, directly or indirectly, by Parent other than any Group Member.

“Parent Proposed Transaction” is defined in Section 3.2(a).

“Parent ROFO” is defined in Section 3.1(a).

“Parent ROFO Asset” means any membership interests in PennTex Permian, LLC, a Delaware limited liability company, owned by Parent or any Parent Entities.

“Parent ROFO Notice” is defined in Section 3.2(a).

“Parent ROFO Response” is defined in Section 3.2(a).

“Partnership” is defined in the preamble to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP, dated as of the Closing Date.

“Partnership Change of Control” means Parent and its Affiliates cease to control, directly or indirectly, the general partner of the Partnership. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

“Partnership Group” is defined in the Partnership Agreement.

“Party” or “Parties” is defined in the preamble to this Agreement.

“PennTex JV” is defined in the preamble to this Agreement.

“PennTex JV Entities” means PennTex JV and any Person controlled, directly or indirectly, by PennTex JV other than the Partnership Group.

“PennTex JV Proposed Transaction” is defined in Section 4.2(a).

“PennTex JV ROFO” is defined in Section 4.1(a).

“PennTex JV ROFO Assets” means any assets used in the gathering, processing, dehydration, compression, treating, fractionation, transportation, handling, storage and or disposal of Hydrocarbons owned, acquired or developed by PennTex JV after the date of this Agreement, in each case within the Area of Mutual Interest.

“PennTex JV ROFO Notice” is defined in Section 4.2(a).

“PennTex JV ROFO Response” is defined in Section 4.2(a).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Representative” is defined in Section 5.1(a).

“Transfer” including the correlative terms “Transferred” or “Transferring” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights, but excludes, for the purposes of Article III and Article IV, any pledge, hypothecation or granting of a lien for security purposes by Parent and PennTex JV, as applicable.

1.2 Rules of Construction. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(b) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(c) A reference to any Party to this Agreement or another agreement or document includes the Party’s successors and assigns.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section and subsection references are to this Agreement unless otherwise specified.

(e) The words “including,” “include,” “includes” and all variations thereof shall mean “including without limitation.”

(f) The word “or” shall have the inclusive meaning represented by the phrase “and/or.”

(g) The words “shall” and “will” have equal force and effect.

(h) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.

ARTICLE II

LICENSES OF MARKS

2.1 Grant of License. Upon the terms and conditions set forth in this Article II, Parent hereby grants and conveys to the Partnership and each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (the “License”) to use the name “PennTex” and any other service marks, trademarks and tradenames owned by Parent (collectively, the “Marks”).

2.2 Ownership and Quality of Marks. The Partnership, on behalf of itself and the other Group Members, agrees that ownership of the Marks and the goodwill relating thereto shall remain vested in Parent during the term of the License and thereafter. The Partnership agrees, and agrees to cause the other Group Members, never to challenge, contest or question the validity of Parent’s ownership of the Marks or any registration thereof by Parent. In connection with the use of the Marks, the Partnership and any other Group Member shall not in any manner represent that they have any ownership in the Marks or registration thereof. The Partnership, on behalf of itself and the other Group Members, acknowledges that the use of the Marks shall not create any right, title or interest in or to the Marks, and all use of the Marks by the Partnership or any other Group Member shall inure to the benefit of Parent. The Partnership agrees, and agrees to cause the other Group Members, to use the Marks in accordance with such quality standards established by Parent and communicated to the Partnership Group from time to time, it being understood that the products and services offered by the Group Members as of the Closing Date are of a quality that is acceptable to Parent.

2.3 Termination. The License shall terminate upon a Partnership Change of Control and, within 120 days of such termination, the Partnership and the other Group Members shall (a) cease use of the Marks and the name “PennTex” or any name incorporating “PennTex” or any derivation thereof that would reasonably be expected to be confused therewith (the “PennTex Name”) and (b) promptly assign and transfer their rights in any ownership of any service marks, trademarks and tradenames incorporating the PennTex Name to Parent and adopt new service marks, trademarks and trade names that do not use the PennTex Name.

ARTICLE III

PARENT RIGHT OF FIRST OFFER

3.1 Right of First Offer to Purchase the Parent ROFO Asset.

(a) As more fully set forth in this Article III, Parent hereby grants to the Partnership a right of first offer (the “Parent ROFO”) on any proposed Transfer of all or any part of the Parent ROFO Asset (other than to an Affiliate of Parent who agrees in writing that such Parent ROFO Asset remain subject to the provisions of this Article III and assumes the obligations under this Article III with respect to such Parent ROFO Asset).

(b) The Parties acknowledge that any Transfer of all or any part of the Parent ROFO Asset pursuant to the Parent ROFO is subject to the terms of all agreements with respect to the Parent ROFO Asset existing on the date of this Agreement and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, Governmental Authorities, lenders or other third parties.

3.2 Procedures for Parent ROFO.

(a) If a Parent Entity proposes to Transfer all or any part of the PennTex ROFO Assets (other than to an Affiliate as described in Section 3.1(a)) (any such transaction, a “Parent Proposed Transaction”), Parent shall or shall cause such Parent Entity to, prior to entering into any such Parent Proposed Transaction, first give notice in writing to the Partnership (the “Parent ROFO Notice”) of its intention to enter into such Parent Proposed Transaction. The Parent ROFO Notice shall include such information as would be reasonably sufficient to enable the Partnership to make a responsive offer to enter into the Parent Proposed Transaction with the applicable Parent Entity, which terms, conditions and details shall include any material terms, condition or other details that such Parent Entity would propose to provide to non-Affiliates in connection with the Parent Proposed Transaction. The Partnership shall have 45 days following receipt of the Parent ROFO Notice to propose an offer to enter into the Parent Proposed Transaction with such Parent Entity (the “Parent ROFO Response”). The Parent ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the Parent ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the Parent Proposed Transaction. If no Parent ROFO Response is delivered by the Partnership within such 45-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such Parent ROFO Asset, and the applicable Parent Entity shall be free to enter into a Parent Proposed Transaction with any third party on terms and conditions no more favorable than those set forth in the Parent ROFO Notice.

(b) If the Partnership submits a Parent ROFO Response, the Partnership and Parent shall negotiate, in good faith, for 20 days following the receipt of the Parent ROFO Response by the applicable Parent Entity to reach an agreement for the Transfer of the Parent ROFO Asset on the terms and conditions set forth in the Parent ROFO Response. If Parent and the Partnership are unable to reach an agreement during such 20-day period, the Parent Entity may Transfer the Parent ROFO Asset to any third party for a period of 120 days following the termination of such 20-day negotiation period (i) on terms and conditions that are not more favorable in the aggregate to such third party than those proposed to the Partnership in the Parent ROFO Response and (ii) at a price equal to or greater than the price offered by the Partnership in the Parent ROFO Response. If the Parent Entity has not Transferred, or agreed in writing to Transfer, the Parent ROFO Asset to a third party as described in Section 3.2(a) or this Section 3.2(b), within the 120-day period, then the Parent Entity shall not thereafter transfer the Parent ROFO Asset without first offering such Parent ROFO asset to the Partnership in the manner described in this Section 3.2.

3.3 Termination of Parent Right of First Offer. The provisions of this Article III shall terminate upon a Partnership Change of Control.

ARTICLE IV

PENNTEX JV RIGHT OF FIRST OFFER

4.1 Right of First Offer to Purchase the PennTex JV ROFO Assets.

(a) As more fully set forth in this Article IV, PennTex JV hereby grants to the Partnership a right of first offer (the “PennTex JV ROFO”) on any proposed Transfer of any PennTex JV ROFO Asset by any PennTex JV Entity (other than PennTex JV ROFO Assets Transferred to an Affiliate of PennTex JV who agrees in writing that such PennTex JV ROFO Asset remains subject to the provisions of this Article IV and assumes the obligations under this Article IV with respect to such PennTex JV ROFO Asset).

(b) The Parties acknowledge that any Transfer of the PennTex JV ROFO Assets pursuant to the PennTex JV ROFO is subject to the terms of all agreements with respect to the PennTex JV ROFO Assets and shall be subject to and conditioned on the obtaining of any and all necessary consents of security holders, Governmental Authorities, lenders or other third parties.

4.2 Procedures for PennTex JV ROFO.

(a) If a PennTex JV Entity proposes to Transfer any PennTex JV ROFO Asset (other than to an Affiliate as described in Section 4.1(a)) (any such transaction, a “PennTex JV Proposed Transaction”), PennTex JV shall or shall cause such PennTex JV Entity to, prior to entering into any such PennTex JV Proposed Transaction, first give notice in writing to the Partnership (the “PennTex JV ROFO Notice”) of its intention to enter into such PennTex JV Proposed Transaction. The PennTex JV ROFO Notice shall include such information as would be reasonably sufficient to enable the Partnership to make a responsive offer to enter into the PennTex JV Proposed Transaction with the applicable PennTex JV Entity, which terms, conditions and details shall include any material terms, condition or other details that such PennTex JV Entity would propose to provide to non-Affiliates in connection with the PennTex JV Proposed Transaction. The Partnership shall have 45 days following receipt of the PennTex JV ROFO Notice to propose an offer to enter into the PennTex JV Proposed Transaction with such PennTex JV Entity (the “PennTex JV ROFO Response”). The PennTex JV ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the Partnership proposes to pay for the PennTex JV ROFO Asset and the other terms of the purchase) pursuant to which the Partnership would be willing to enter into a binding agreement for the PennTex JV Proposed Transaction. If no PennTex JV ROFO Response is delivered by the Partnership within such 45-day period, then the Partnership shall be deemed to have waived its right of first offer with respect to such PennTex JV ROFO Asset, and the applicable PennTex JV Entity shall be free to enter into a PennTex JV Proposed Transaction with any third party on terms and conditions no more favorable than those set forth in the Parent ROFO Notice.

(b) If the Partnership submits a PennTex JV ROFO Response, the Partnership and PennTex JV shall negotiate, in good faith, for 20 days following the receipt of the PennTex JV ROFO Response by the applicable PennTex JV Entity to reach an agreement for the Transfer of the applicable PennTex JV ROFO Assets on the terms and conditions set forth in the PennTex JV ROFO Response. If PennTex JV and the Partnership are unable to agree on such terms during such 20-day period, the PennTex JV Entity may Transfer the PennTex JV ROFO Asset to any

third person for a period of 120 days following the termination of such 20-day negotiation period (i) on terms that are not more favorable in the aggregate to such third party than those proposed to the Partnership by the PennTex JV ROFO Response and (ii) at a price equal to or greater than the price offered by the Partnership in the PennTex JV ROFO Response. If the PennTex JV Entity has not Transferred, or agreed in writing to Transfer, the PennTex JV ROFO Asset to a third party as described in Section 4.2(a) or this Section 4.2(b), within the 120-day period, then the PennTex JV Entity shall not thereafter Transfer the PennTex JV ROFO Asset without first offering such asset to the Partnership in the manner described in this Section 4.2.

4.3 Termination of PennTex JV Right of First Offer. The provisions of this Article IV shall terminate upon the termination of the AMI and Exclusivity Agreement.

ARTICLE V

MISCELLANEOUS

5.1 Confidentiality.

(a) From and after the Closing Date, each of the Parties shall hold, and shall cause their respective Subsidiaries and Affiliates and its and their directors, officers, employees, agents, consultants, advisors, and other representatives (collectively, “Representatives”) to hold all Confidential Information in strict confidence, with at least the same degree of care that applies to such Party’s confidential and proprietary information and shall not use such Confidential Information and shall not release or disclose such Confidential Information to any other Person, except its Representatives or except as required by applicable law. Each Party shall be responsible for any breach of this section by any of its Representatives.

(b) If a Party receives a subpoena or other demand for disclosure of Confidential Information received from any other Party or must disclose to a Governmental Authority any Confidential Information received from such other Party in order to obtain or maintain any required governmental approval, the receiving Party shall, to the extent legally permissible, provide notice to the providing Party before disclosing such Confidential Information. Upon receipt of such notice, the providing Party shall promptly either seek an appropriate protective order, waive the receiving Party’s confidentiality obligations hereunder to the extent necessary to permit the receiving Party to respond to the demand, or otherwise fully satisfy the subpoena or demand or the requirements of the applicable Governmental Authority. If the receiving Party is legally compelled to disclose such Confidential Information or if the providing Party does not promptly respond as contemplated by this Section 5.1, the receiving Party may disclose that portion of Confidential Information covered by the notice or demand.

(c) Each Party acknowledges that the disclosing Party would not have an adequate remedy at law for the breach by the receiving Party of any one or more of the covenants contained in this Section 5.1 and agrees that, in the event of such breach, the disclosing Party may, in addition to the other remedies that may be available to it, apply to a court for an injunction to prevent breaches of this Section 5.1 and to enforce specifically the terms and provisions of this Section 5.1. Notwithstanding any other section hereof, to the extent permitted by applicable law, the provisions of this Section 5.1 shall survive the termination of this Agreement.

5.2 Choice of Law; Arbitration.

(a) This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

(b) Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas, and the hearings shall be conducted in Houston, Texas. If the claim in the demand for arbitration is less than $1 million, there shall be one (1) arbitrator; otherwise, there shall be three (3) arbitrators. In the case of one (1) arbitrator, the arbitrator shall be jointly appointed by the Parties within thirty (30) days of the filing of the demand for arbitration. In the case of three (3) arbitrators, one shall be appointed by the claimant(s) in the demand for arbitration, the second appointed by the respondent(s) within thirty (30) days of receipt of the demand for arbitration, and the third, who shall act as chairman of the arbitral tribunal, appointed by the Parties within thirty (30) days of the appointment of the second arbitrator. If any arbitrators are not appointed within these time periods, the American Arbitration Association shall make the appointment(s). All arbitrators must (a) be neutral parties who have never been officers, directors or employees of Parent or any of its Affiliates and (b) have not less than seven years’ experience in the energy industry. An arbitral tribunal constituted under this agreement may, unless consolidation would prejudice the rights of any Party, consolidate an arbitration hereunder with arbitration under the Services and Secondment Agreement, dated as of the date hereof, among the Partnership, the General Partner, Parent and PennTex Midstream Management Company, LLC, a Delaware limited liability company, if the arbitration proceedings raise common questions of law or fact. If two or more arbitral tribunals under these agreements issue consolidation orders, the order issued first shall prevail. The award shall be made within twelve months of the filing of the notice of intention to arbitrate (demand), and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by the arbitrators for good cause shown, or by mutual agreement of the Parties. The arbitrators shall have no right to grant or award indirect, consequential, punitive or exemplary damages of any kind. The award of the arbitrators shall be accompanied by a reasoned opinion. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other Parties.

5.3 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by e-mail or United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail or facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 5.3.

If to Parent:

11931 Wickchester Lane, Suite 300

Houston, Texas 77043

Attn: Stephen M. Moore

Facsimile: (832) 456-4050

E-mail: smoore@penntex.com

If to the Partnership or the General Partner:

11931 Wickchester Lane, Suite 300

Houston, Texas 77043

Attn: Stephen M. Moore

Facsimile: (832) 456-4050

E-mail: smoore@penntex.com

If to PennTex JV:

11931 Wickchester Lane, Suite 300

Houston, Texas 77043

Attn: Stephen M. Moore

Facsimile: (832) 456-4050

E-mail: smoore@penntex.com

5.4 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

5.5 Termination of Agreement. This Agreement may be terminated (a) at any time by the written agreement of all of the Parties or (b) by any Party upon a Partnership Change of Control; provided, however, that in the case of termination upon a Partnership Change of Control, PennTex JV’s obligations under Article IV shall survive until they are terminated in accordance with Section 4.3.

5.6 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

5.7 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties; provided, however, that the Partnership Group may make a collateral assignment of this Agreement solely to secure financing for the Partnership Group.

5.8 Assignment and Amendment of AMI and Exclusivity Agreement. Without the prior written consent of the Partnership, PennTex JV (a) shall not directly or indirectly assign (by merger, combination or any other conveyance of equity interests) its rights or obligations under the AMI and Exclusivity Agreement to any Person, unless such Person agrees to be bound by the terms of this Agreement, and (b) shall not consent to any amendment or waiver of any provision of the AMI and Exclusivity Agreement that would be materially adverse to PennTex JV or to the Partnership’s rights with respect to the PennTex JV ROFO. In the event that PennTex JV is requested to amend or waive any provision of the AMI and Exclusivity Agreement, PennTex JV shall promptly provide the Partnership with written notice thereof.

5.9 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document and shall be construed together and shall constitute one and the same instrument.

5.10 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

5.11 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

5.12 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner or other interest holder of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

PennTex Midstream Partners, LP

By:	PennTex Midstream GP, LLC, its general partner

By:

Name: Steven R. Jones
Title: Chief Financial Officer

PennTex Midstream Partners, LLC

By:

Name: Steven R. Jones
Title: Chief Financial Officer

PennTex North Louisiana, LLC

By:

Name: Steven R. Jones
Title: Chief Financial Officer

PennTex Midstream GP, LLC

By:

Name: Steven R. Jones
Title: Chief Financial Officer

Signature Page to Omnibus Agreement